             THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED ON
    FEBRUARY 14, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.

                                           -------------------------------------
                                                          OMB APPROVAL
                                             OMB NUMBER:               3235-0145
                                             EXPIRES:          DECEMBER 31, 1997
                                             ESTIMATED AVERAGE BURDEN
                                             HOURS PER RESPONSE. . . . .   14.90
                                           -------------------------------------


                                 UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. _________) *

                              HealthCor Holdings, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   422201103
      ------------------------------------------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
--------------------                                           -----------------
CUSIP NO.  422201103                                           Page 2 of 4 Pages
--------------------                                           -----------------
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           LKCM Venture Partners I, Ltd.
                               I.R.S. No.: 752264629
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                   (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
--------------------------------------------------------------------------------
                           5  SOLE VOTING POWER

      NUMBER OF               833,044, as of December 31, 1996
        SHARES                0, as of February 14, 1997
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY            6  SHARED VOTING POWER
         EACH
      REPORTING               0
        PERSON         ---------------------------------------------------------
         WITH              7  SOLE DISPOSITIVE POWER

                              833,044, as of December 31, 1996
                              0, as of February 14, 1997
                       ---------------------------------------------------------
                           8  SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    833,044, as of December 31, 1996
    0, as of February 14, 1997
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *   [_]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.3%, as of December 31, 1996
    0.0%, as of February 14, 1997
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON *

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
--------------------                                           -----------------
CUSIP NO.  422201103                                           Page 3 of 4 Pages
--------------------                                           -----------------

ITEM 1.

     (a) NAME OF ISSUER: HealthCor Holdings, Inc.


     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         5720 LBJ Freeway, Suite 550, Dallas, Texas  75240

ITEM 2.

     (a) NAME OF PERSON FILING:  LKCM Venture Partners I, Ltd.

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         301 Commerce Street, Suite 1600, Fort Worth, Texas 76102

     (c) CITIZENSHIP:  Texas Limited Partnership

     (d) TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value

     (e) CUSIP NUMBER:  422201103


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE13-d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable.

ITEM 4.  OWNERSHIP.

     IF THE PERCENT OF THE CLASS OWNED, AS OF DECEMBER 31 OF THE YEAR COVERED BY THE STATEMENT, OR AS OF THE LAST DAY OF A MONTH DESCRIBED IN RULE 13d-1(b)(2), IF APPLICABLE, EXCEEDS FIVE PERCENT, PROVIDE THE FOLLOWING INFORMATION AS OF THAT DATE AND IDENTIFY THOSE SHARES WHICH THERE IS A RIGHT TO ACQUIRE.

     (a) AMOUNT BENEFICIALLY OWNED:  833,044, as of December 31, 1996
                                     0, as of February 14, 1997

     (b) PERCENT OF CLASS:    8.3%, as of December 31, 1996
                              0.0%, as of February 14, 1997

     (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                                                833,044, as of December 31, 1996
                                                0, as of February 14, 1997

         (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  0

         (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                                833,044, as of December 31, 1996
                                                0, as of February 14, 1997

         (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  0

                                 SCHEDULE 13G
--------------------                                           -----------------
CUSIP NO.  422201103                                           Page 4 of 4 Pages
--------------------                                           -----------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

      In February 1997, LKCM Venture Partners I, Ltd., distributed all of the HealthCor Holdings, Inc. Common Stock owned by it to its partners. As of such date, LKCM Venture Partners I, Ltd. ceased to own any shares of Common Stock of HealthCor Holdings, Inc.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not Applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not Applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

      Not Applicable.


ITEM 10. CERTIFICATION.

      Not Applicable.



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date:  February 14, 1997


                                    LKCM VENTURE PARTNERS I, LTD.


                                         JLK VENTURE CORP., General Partner


                                         By: /s/ Scott M. Kleberg
                                            ------------------------------------
                                            Scott M. Kleberg, President